FOR IMMEDIATE RELEASE
For:	Cathay General Bancorp	Contact: Heng W. Chen
	777 N. Broadway	(626) 279-3652
Los Angeles, CA 90012

Cathay General Bancorp Reports Third Quarter Results;
Nonaccrual Loans Down 6%, Accruing Delinquent Loans Down
50%, Net Interest Margin Increased 16 Basis Points

Los Angeles, Calif., October 8:  Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the third quarter of 2009.

FINANCIAL PERFORMANCE

	Third Quarter 2009	Third Quarter 2008
Net (loss)/income	$(17.7)million	$6.9 million
Net (loss)/income available to common stockholders	$(21.8)million	$6.9 million
(Loss)/basic earnings per common share	$(0.43)	$0.14
(Loss)/ diluted earnings per common share	$(0.43)	$0.14

THIRD QUARTER HIGHLIGHTS

•	Nonaccrual loans down 6% - Total nonaccrual loans decreased by 6%, or $21.5 million, to $361.6 million at September 30, 2009 compared to $383.1 million at June 30, 2009.
•
Total accruing delinquent loans down 50% – Total loans delinquent 30 days or more and still accruing interest decreased by 50% to $79.3 million at September 30, 2009 compared to $158.2 million at June 30, 2009.

•	Increase in net interest margin – Net interest margin for the third quarter of 2009 increased to 2.65% from 2.49% for the second quarter of 2009.
•
Allowance for credit losses strengthened – Total allowance for credit losses increased to $194.4 million, or 2.73%, of total loans at September 30, 2009 compared to 2.42% of total loans at June 30, 2009.

•
Decrease in provision for credit losses – The Company recorded a provision for credit losses of $76.0 million during the third quarter of 2009, a decrease of $17.0 million in the provision for credit losses, as compared to a provision of $93.0 million during the second quarter of 2009.

•
Capital strengthened – During the month of September 2009, the Company raised $31.7 million in additional capital through the sale of 3.5 million shares of common stock in its at-the-market capital offering.

“We are pleased that our nonaccruals dropped by $21.5 million during the third quarter and are committed to continue to aggressively dispose of other real estate owned.  We are also encouraged by the significant decline in past due loans.  We recorded a provision for credit losses during the third quarter of $76 million which increased our allowance for credit losses to 2.73% of total loans,” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

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“During the first nine months of the year, we had solid growth in total deposits, which increased by $874 million, or 13%, net of a $211 million reduction of brokered deposits, which helped us to improve our net loan to deposit ratio to 89.8% at September 30, 2009.  We are especially pleased that our core deposits increased $533.9 million to $3.2 billion at September 30, 2009, equating to a 26.9% growth rate, if annualized,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

“As part of our ongoing evaluation of our capital levels and needs during this challenging economic period, we previously announced an “at the market” stock issuance program on September 9, 2009 to further strengthen our capital base. We are pleased that we raised $31.7 million of new capital through this program at the end of the third quarter.  Our focus continues to be managing through this challenging credit cycle, resolving problem assets on a case by case basis without resorting to bulk sales and maintaining strong liquidity. We expect an increase in the pace of sales of nonaccrual loans and foreclosed real estate during the remainder of the year as we continue to resolve problem assets,” concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net loss attributable to common stockholders for the three months ended September 30, 2009 was $21.8 million, a $28.7 million income decrease, compared to net income attributable to common stockholders of $6.9 million for the same period a year ago.  Loss per share for the three months ended September 30, 2009, was $0.43 compared to earnings of $0.14 per diluted share for the same period a year ago due primarily to increases in the provision for credit losses, lower net interest income and higher provision for OREO write-downs.

Return on average stockholders’ equity was negative 5.58% and return on average assets was negative 0.60% for the three months ended September 30, 2009, compared to a return on average stockholders’ equity of 2.71% and a return on average assets of 0.25% for the same period of 2008.

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased to $72.5 million during the third quarter of 2009, a decline of $1.1 million, or 1.5%, compared to $73.6 million during the same quarter a year ago.  The decrease was due primarily to the increases in interest expense paid for securities sold under agreements to repurchase.

The net interest margin, on a fully taxable-equivalent basis, was 2.65% for the third quarter of 2009.  The net interest margin increased 16 basis points from 2.49% in the second quarter of 2009, and decreased 23 basis points from 2.88%, on a fully taxable-equivalent basis, in the third quarter of 2008. The decrease in net interest margin from the prior year primarily resulted from increases in non-accrual loans and the increase in the borrowing rate on our long term repurchase agreements and other borrowed funds.  The majority of our variable rate loans contain interest rate floors, which help limit the impact of the recent decreases in the prime interest rate.

For the third quarter of 2009, the yield on average interest-earning assets was 4.82%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities equaled 2.48%, and the cost of interest bearing deposits was 1.80%.  In comparison, for the third quarter of 2008, the yield on average interest-earning assets was 5.70%, on a fully taxable-equivalent basis, cost of funds on average interest-bearing liabilities equaled 3.21%, and the cost of interest bearing deposits was 2.84%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased 15 basis points to 2.34% for the third quarter ended September 30, 2009, from 2.49% for the same quarter a year ago, primarily due to the reasons discussed above.

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The cost of deposits, including demand deposits, decreased 33 basis points to 1.62% in the third quarter of 2009 compared to 1.95% in the second quarter of 2009 due primarily to growth in core deposits and decreased 89 basis points from 2.51% in the third quarter of 2008 due partly to decrease in market rates and partly to growth in core deposits.

Provision for credit losses

The provision for credit losses was $76.0 million for the third quarter of 2009 compared to $93.0 million for the second quarter of 2009 and compared to $15.8 million in the third quarter of 2008.  The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at September 30, 2009. The provision for credit losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio, including unfunded commitments.  The following table summarizes the charge-offs and recoveries for the periods as indicated:

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2009	2008	2009	2008

Charge-offs:
Commercial loans	$27,748	$6,796	$49,913	$8,917
Construction loans- residential	13,126	3,230	58,535	8,239
Construction loans- other	3,072	-	11,840	-
Real estate loans	10,732	172	25,188	554
Real estate- land loans	3,865	-	7,599	339
Installment and other loans	-	-	4	-
Total charge-offs	58,543	10,198	153,079	18,049
Recoveries:
Commercial loans	219	1,067	523	1,634
Construction loans- residential	598	-	772	83
Construction loans- other	-	-	1	-
Real estate loans	46	-	46	-
Real estate- land loans	685	-	686	-
Installment and other loans	2	4	19	16
Total recoveries	1,550	1,071	2,047	1,733
Net Charge-offs	$56,993	$9,127	$151,032	$16,316

Total charge-offs of $58.5 million for the third quarter of 2009 included $13.1 million of charge-offs on twelve residential construction loans, $3.1 million of charge-offs on commercial property construction loans, $9.2 million of charge-offs on commercial real estate loans, $27.7 million on 25 commercial loans, $1.5 million charge-offs on residential mortgage loans, and $3.9 million of charge-offs on land loans.  Net loan charge-offs increased from $56.0 million in the second quarter of 2009 to $57.0 million in the third quarter of 2009 and compared to $9.1 million in the third quarter of last year.  Net loan charge-offs remained high in the third quarter as a result of the continuing weak economy.

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Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $10.3 million for the third quarter of 2009, an increase of $18.7 million compared to the non-interest loss of $8.4 million for the third quarter of 2008. The increase in non-interest income was primarily due to net securities losses in 2008 of $15.3 million.  In the third quarter of 2009, net gains on sales of agency mortgage-backed securities were $2.9 million compared to a $27.8 million other-than-temporary impairment charge on agency preferred stock which was partially offset by net gains of $12.5 million from sales of agency mortgage-backed securities in the same quarter a year ago.  In the third quarter of 2009, the Company sold an aircraft owned through a leveraged lease and recorded a $3.3 million gain.  Offsetting the above gains were losses of $1.3 million from interest rate swap agreements, a decrease of $1.0 million from foreign exchange and currency transaction commissions, and $328,000 from higher write-downs of venture capital investments.

Non-interest expense

Non-interest expense increased $3.8 million, or 10.8%, to $38.8 million in the third quarter of 2009 compared to $35.0 million in the same quarter a year ago.  The efficiency ratio was 46.87% in the third quarter of 2009 compared to 53.69% for the same period a year ago due to the securities losses recorded in the prior year.

OREO expense increased $2.9 million to $4.1 million in the third quarter of 2009 from $1.2 million in the same quarter a year ago primarily due to higher OREO provision and expense resulting from increased OREO activities.

FDIC and State assessments increased $3.2 million to $4.5 million in the third quarter of 2009 from $1.3 million in the same quarter a year ago due to a higher assessment rate. Occupancy expense increased $606,000 primarily due to increases in depreciation expense of $782,000 primarily related to our new administrative offices at 9650 Flair Drive, El Monte which opened in January 2009, which were partially offset by lower rental expense of $206,000.  Professional service expense increased $284,000, or 8.3%, primarily due to increases in credit appraisal expenses, legal expenses, and collection expenses.

Offsetting the above described increases were decreases of $2.0 million in salaries and employee benefits and decreases of $1.4 million expense from operations of affordable housing investments.  Salaries and employee benefits decreased primarily due to a $665,000 decrease in option compensation expense, a $556,000 decrease in bonus accruals, and a $331,000 decrease in salaries.  Expense from operations of affordable housing investments decreased as the result of an expense reversal of $494,000 to the prior year’s estimated losses in the third quarter of 2009 compared to additional expense adjustment of $577,000 in the same quarter a year ago.

The Company expects to complete its interim goodwill impairment review prior to the filing of its Quarterly Report on Form 10-Q for the third quarter of 2009.  At this time, the Company does not expect any goodwill impairment as of September 30, 2009.

Income taxes

The tax benefit for the third quarter of 2009 resulted from the pretax loss for the quarter and the utilization of low income housing tax credits.

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BALANCE SHEET REVIEW

Total assets increased by $167.1 million, or 1.4%, to $11.7 billion at September 30, 2009, from $11.6 billion at December 31, 2008 primarily due to a $211.0 million increase in securities available-for-sale and a $420.2 million increase in cash, due from banks and short-term investments offset by a $421.7 million decrease in net loans.

The changes in the loan composition from December 31, 2008, are presented below:

Type of Loans:	September 30, 2009	December 31, 2008	% Change
	(Dollars in thousands)
Commercial	$1,401,069	$1,620,438	(14)
Residential mortgage	666,510	622,741	7
Commercial mortgage	4,124,384	4,132,850	(0)
Equity lines	192,743	168,756	14
Real estate construction	715,071	913,168	(21)
Installment	11,819	11,340	4
Other	5,092	3,075	66

Gross loans and leases	$7,116,688	$7,472,368	(5)

Allowance for loan losses	(189,370)	(122,093)	55
Unamortized deferred loan fees	(8,880)	(10,094)	(12)

Total loans and leases, net	$6,918,438	$7,340,181	(6)

Total deposits were $7.7 billion at September 30, 2009, an increase of $874.5 million, or 12.8%, from $6.8 billion at December 31, 2008, primarily due to increases of $305.7 million, or 46.4%, in money market accounts and increases of $527.2 million, or 16.3%, in time deposits of $100,000 or more offset by decreases of $160.4 million, or 9.8%, in time deposits under $100,000.  Brokered deposits which are reported in time deposits under $100,000 declined $226.0 million to $746.9 million at September 30, 2009 from $972.9 million at December 31, 2008.  The changes in the deposit composition from December 31, 2008, are presented below:

Deposits	September 30, 2009	December 31, 2008	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$831,800	$730,433	14
NOW	324,774	257,234	26
Money market	965,159	659,454	46
Savings	349,298	316,263	10
Time deposits under $100,000	1,484,056	1,644,407	(10)
Time deposits of $100,000 or more	3,756,142	3,228,945	16
Total deposits	$7,711,229	$6,836,736	13

ASSET QUALITY REVIEW

At September 30, 2009, total non-accrual loans were $361.6 million, a decrease of $21.5 million, or 5.6%, from $383.1 million at June 30, 2009 and an increase of $180.4 million, or 99.6%, from $181.2 million at December 31, 2008.  A summary of non-accrual loans by collateral type as of September 30, 2009 is shown below:

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Collateral Type	California	No. of Borrowers	Other States	No. of Borrowers	Total	No. of Borrowers
	(Dollars in thousands except no. of borrowers)
Commercial real estate	$110,361	32	$55,968	29	$166,329	61
Commercial	18,599	29	6,624	10	25,223	39
Construction- residential	86,901	16	9,428	6	96,329	22
Construction- non-residential	34,227	5	974	2	35,201	7
Residential mortgage	8,617	30	2,654	12	11,271	42
Land	22,265	16	4,993	6	27,258	22

Total	$280,970	128	$80,641	65	$361,611	193

Included in nonaccrual commercial real estate loans is a loan with an outstanding balance of $47.6 million to a borrower who filed for bankruptcy in March 2009.  While the loan is non-accrual at September 30, 2009, management believes that the value of the underlying real estate collateral is sufficient for a full collection of principal and interest.  Nonaccrual loans also include those troubled debt restructurings that do not qualify for accrual status.

At September 30, 2009, total residential construction loans were $297.1 million of which $7.9 million were in the Central Valley in California and $17.7 million were in San Bernardino and Riverside counties in California. Residential construction loans of $7.9 million in the Central Valley and $8.3 million in San Bernardino and Riverside counties were on non-accrual status as of September 30, 2009.  At September 30, 2009, total land loans were $200.7 million of which $28.6 million were in San Bernardino, Riverside, and Imperial counties and $2.8 million were in the Central Valley.  Land loans of $2.8 million in the Central Valley and a land loan of $4.7 million in Riverside were on non-accrual status as of September 30, 2009.

Troubled debt restructurings on accrual status totaled $59.4 million at September 30, 2009 and were comprised of 12 loans.  These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers.  The concessions may be granted in various forms, including reduction in the stated interest rate, reduction in the loan balance or accrued interest, and extension of the maturity date.  Although these loan modifications are considered Statement 15 troubled debt restructurings, the loans have performed under the restructured terms and have demonstrated sustained performance under the modified terms.  The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

At September 30, 2009, net carrying value of other real estate owned increased $25.7 million, or 42.0%, to $86.7 million from $61.0 million at December 31, 2008.  At September 30, 2009, $50.6 million of OREO was located in California, $25.1 million of OREO was located in Texas, $5.0 million of OREO was located in state of Washington, $4.5 million of OREO was located in Nevada, and $1.5 million was located in all other states.

The ratio of non-performing assets to total assets was 4.0% at September 30, 2009, compared to 2.2% at December 31, 2008, and compared to 4.2% at June 30, 2009.  Total non-performing assets increased $213.0 million, or 84.6%, to $464.8 million at September 30, 2009, compared with $251.8 million at December 31, 2008, primarily due to a $180.4 million increase in non-accrual loans and a $25.7 million increase in OREO.  Total non-performing assets decreased $8.9 million, or 1.9%, to $464.8 million at September 30, 2009, compared with $473.7 million at June 30, 2009, primarily due to a $21.5 million decrease in non-accrual loans offset by a $12.9 million increase in OREO.

The allowance for loan losses was $189.4 million and the allowance for off-balance sheet unfunded credit commitments was $5.0 million at September 30, 2009, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio.  The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $194.4 million at September 30, 2009, compared to $129.4 million at December 31, 2008, an increase of $65.0 million, or 50.2%.  The allowance for credit losses represented 2.73% of period-end gross loans and 51.4% of non-performing loans at September 30, 2009.  The comparable ratios were 1.73% of period-end gross loans and 68.9% of non-performing loans at December 31, 2008.  Results of the changes from December 31, 2008 and June 30, 2009, to September 30, 2009, to the Company’s non-performing assets and troubled debt restructurings are highlighted below:

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(Dollars in thousands)	September 30, 2009	June 30, 2009	% Change	December 31, 2008	% Change
Non-performing assets
Accruing loans past due 90 days or more	$16,507	$16,952	(3)	$6,733	145
Non-accrual loans:
Construction- residential	96,329	154,348	(38)	100,169	(4)
Construction- non-residential	35,201	23,797	48	22,012	94
Land	27,258	27,060	1	12,608	116
Commercial real estate, excluding land	166,329	133,161	25	19,733	743
Commercial	25,223	34,844	(28)	20,904	21
Residential mortgage	11,271	9,869	14	5,776	95
Total non-accrual loans:	$361,611	$383,079	(6)	$181,202	100
Total non-performing loans	378,118	400,031	(5)	187,935	101
Other real estate owned and other assets	86,662	73,715	18	63,892	36
Total non-performing assets	$464,780	$473,746	(2)	$251,827	85
Performing troubled debt restructurings	$59,400	$23,705	151	$924	6,329

Allowance for loan losses	$189,370	$169,551	12	$122,093	55
Allowance for off-balance sheet credit commitments	5,023	5,835	(14)	7,332	(31)
Allowance for credit losses	$194,393	$175,386	11	$129,425	50

Total gross loans outstanding, at period-end	$7,116,688	$7,254,264	(2)	$7,472,368	(5)

Allowance for loan losses to non-performing loans, at period-end	50.08%	42.38%		64.97%
Allowance for loan losses to gross loans, at period-end	2.66%	2.34%		1.63%

Allowance for credit losses to non-performing loans, at period-end	51.41%	43.84%		68.87%
Allowance for credit losses to gross loans, at period-end	2.73%	2.42%		1.73%

Loans past due 30 to 89 days still accruing decreased $78.5 million, or 55.6%, from $141.3 million at June 30, 2009, to $62.8 million at September 30, 2009.  The following table presents types and changes of loans past due 30 days or more and still accruing as the dates indicated:

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(Dollars in thousands)	September 30, 2009	June 30, 2009	% Change	December 31, 2008	% Change

Accruing loans past due 30 to 89 days
Construction- residential	8,912	12,295	(28)	28,814	(69)
Construction- non-residential	5,654	1,944	191	16,716	(66)
Land	6,652	20,170	(67)	12,029	(45)
Commercial real estate, excluding land	26,122	93,808	(72)	48,412	(46)
Commercial	12,576	8,569	47	28,568	(56)
Residential mortgage	2,884	4,446	(35)	8,271	(65)
Other	-	65	(100)	5	(100)
Total loans past due 30 to 89 days	$62,800	$141,297	(56)	$142,815	(56)
Accruing loans past due 90 days or more	16,507	16,952	(3)	$6,733	145
Total accruing loans past due 30 or more	$79,307	$158,249	(50)	$149,548	(47)

CAPITAL ADEQUACY REVIEW

At September 30, 2009, the Tier 1 risk-based capital ratio of 12.63%, total risk-based capital ratio of 14.49%, and Tier 1 leverage capital ratio of 9.29%, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2008, the Company’s Tier 1 risk-based capital ratio was 12.12%, the total risk-based capital ratio was 13.94%, and Tier 1 leverage capital ratio was 9.79%.

During the third quarter of 2009, the Company raised additional capital of $31.7 million from the sale of approximately 3.5 million shares of common stock.

YEAR-TO-DATE REVIEW

Net loss available to common stockholders for the first nine months of 2009 was $44.4 million, an $97.8 million, or 183%, decrease compared to net income available to common stockholders of $53.4 million for the same period a year ago.  Loss per share was $0.89 compared to earnings of $1.08 per diluted share for the same period a year ago due primarily to increases in the provision for loan losses, lower net interest income and higher provision for OREO write-downs.  The net interest margin for the nine months ended September 30, 2009, decreased 38 basis points to 2.61% compared to 2.99% for the same period a year ago.

Return on average stockholders’ equity was negative 3.35% and return on average assets was negative 0.37% for the nine months ended September 30, 2009, compared to a return on average stockholders’ equity of 7.09% and a return on average assets of 0.67% for the same period of 2008.  The efficiency ratio for the nine months ended September 30, 2009 was 46.66% compared to 44.00% for the same period a year ago.

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ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank’s website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com.  Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

The information contained in this press release is not intended as a solicitation to buy Cathay General Bancorp stock or any other securities and is provided for information only. Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “shall,” “should,” “will,” “predicts,” “potential,” “continue,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: significant volatility and deterioration in the credit and financial markets; adverse changes in general economic conditions; the effects of the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and the Troubled Asset Relief Program (TARP) and any changes or amendments thereto; deterioration in asset or credit quality; the availability of capital; the impact of any goodwill impairment that may be determined; acquisitions of other banks, if any; fluctuations in interest rates; the soundness of other financial institutions; expansion into new market areas; earthquakes, wildfires, or other natural disasters; competitive pressures; changes in laws, regulations, and accounting rules, or their interpretations; legislative, judicial, or regulatory actions and developments against us; and general economic or business conditions in California and other regions where Cathay Bank has operations, including, but not limited to, adverse changes in economic conditions resulting from the continuation or worsening of the current economic downturn.

These and other factors are further described in Cathay General Bancorp's Current Report on Form 8-K filed on September 9, 2009, as amended on September 23, 2009 (Item 8.01 in particular),  other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
(Dollars in thousands, except per share data)	2009	2008	% Change	2009	2008	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$72,515	$73,601	(1)	$208,937	$220,905	(5)
Provision for credit losses	76,000	15,800	381	216,000	43,800	393
Net interest income after provision for credit losses	(3,485)	57,801	(106)	(7,063)	177,105	(104)
Non-interest income	10,287	(8,369)	(223)	70,382	7,330	860
Non-interest expense	38,807	35,020	11	130,336	100,429	30
(Loss)/income before income tax (benefit)/expense	(32,005)	14,412	(322)	(67,017)	84,006	(180)
Income tax (benefit)/expense	(14,482)	7,370	(296)	(35,362)	30,133	(217)
Net (loss)/income	(17,523)	7,042	(349)	(31,655)	53,873	(159)
Net (loss)/income attributable to noncontrolling interest	(156)	(151)	3	(457)	(452)	1
Net (loss)/income attributable to Cathay General Bancorp	(17,679)	6,891	(357)	(32,112)	53,421	(160)
Dividends on preferred stock	(4,086)	-	100	(12,249)	-	100
Net (loss)/income available to common stockholders	$(21,765)	$6,891	(416)	$(44,361)	$53,421	(183)

Net (loss)/income available to common stockholders per common share:
Basic	$(0.43)	$0.14	(407)	$(0.89)	$1.08	(182)
Diluted	$(0.43)	$0.14	(407)	$(0.89)	$1.08	(182)

Cash dividends paid per common share	$0.010	$0.105	(90)	$0.195	$0.315	(38)

SELECTED RATIOS
Return on average assets	-0.60%	0.25%	(340)	-0.37%	0.67%	(155)
Return on average total stockholders’ equity	-5.58%	2.71%	(306)	-3.35%	7.09%	(147)
Efficiency ratio	46.87%	53.69%	(13)	46.66%	44.00%	6
Dividend payout ratio	n/m	75.30%	n/m	n/m	29.12%	n/m
* n/m- not meaningful

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.82%	5.70%	(15)	4.98%	6.00%	(17)
Total interest-bearing liabilities	2.48%	3.21%	(23)	2.73%	3.44%	(21)
Net interest spread	2.34%	2.49%	(6)	2.25%	2.56%	(12)
Net interest margin	2.65%	2.88%	(8)	2.61%	2.99%	(13)

CAPITAL RATIOS	September 30, 2009	September 30, 2008	December 31, 2008	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	12.63%	9.39%	12.12%	6.0%	4.0%
Total risk-based capital ratio	14.49%	11.09%	13.94%	10.0%	8.0%
Tier 1 leverage capital ratio	9.29%	7.65%	9.79%	5.0%	4.0%

(more)

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	September 30, 2009	December 31, 2008	% change

Assets
Cash and due from banks	$198,237	$84,818	134
Short-term investments and interest bearing deposits	331,767	25,000	1,227
Securities purchased under agreements to resell	-	201,000	(100)
Securities held-to-maturity	99,865	-	100
Securities available-for-sale (amortized cost of $3,266,440 in 2009 and $3,043,566 in 2008)	3,294,808	3,083,817	7
Trading securities	12	12	-
Loans	7,116,688	7,472,368	(5)
Less: Allowance for loan losses	(189,370)	(122,093)	55
Unamortized deferred loan fees, net	(8,880)	(10,094)	(12)
Loans, net	6,918,438	7,340,181	(6)
Federal Home Loan Bank stock	71,791	71,791	-
Other real estate owned, net	86,662	61,015	42
Affordable housing investments, net	98,046	103,562	(5)
Premises and equipment, net	109,370	104,107	5
Customers’ liability on acceptances	28,974	39,117	(26)
Accrued interest receivable	33,459	43,603	(23)
Goodwill	316,340	319,557	(1)
Other intangible assets, net	24,448	29,246	(16)
Other assets	137,546	75,813	81

Total assets	$11,749,763	$11,582,639	1

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$831,800	$730,433	14
Interest-bearing deposits:
NOW deposits	324,774	257,234	26
Money market deposits	965,159	659,454	46
Savings deposits	349,298	316,263	10
Time deposits under $100,000	1,484,056	1,644,407	(10)
Time deposits of $100,000 or more	3,756,142	3,228,945	16
Total deposits	7,711,229	6,836,736	13

Federal funds purchased	-	52,000	(100)
Securities sold under agreements to repurchase	1,550,000	1,610,000	(4)
Advances from the Federal Home Loan Bank	929,362	1,449,362	(36)
Other borrowings from financial institutions	1,313	-	100
Other borrowings for affordable housing investments	19,355	19,500	(1)
Long-term debt	171,136	171,136	-
Acceptances outstanding	28,974	39,117	(26)
Other liabilities	58,929	103,401	(43)
Total liabilities	10,470,298	10,281,252	2
Commitments and contingencies	-	-	-
Stockholders’ Equity
Preferred stock, 10,000,000 shares authorized, 258,000 issued and outstanding in 2009 and 2008	243,103	240,554	1
Common stock, $0.01 par value, 100,000,000 shares authorized, 57,279,715 issued and 53,072,150 outstanding at September 30, 2009 and 53,715,815 issued and 49,508,250 outstanding at December 31, 2008	573	537	7
Additional paid-in-capital	545,010	508,613	7
Accumulated other comprehensive income, net	16,441	23,327	(30)
Retained earnings	591,574	645,592	(8)
Treasury stock, at cost (4,207,565 shares in 2009 and in 2008)	(125,736)	(125,736)	-

Total Cathay General Bancorp stockholders' equity	1,270,965	1,292,887	(2)
Noncontrolling interest	8,500	8,500	-
Total equity	1,279,465	1,301,387	(2)
Total liabilities and equity	$11,749,763	$11,582,639	1

Book value per common stock share	$19.09	$20.90	(9)
Number of common stock shares outstanding	53,072,150	49,508,250	7

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$99,588	$114,005	$302,232	$341,880
Investment securities- taxable	31,589	27,575	94,104	84,507
Investment securities- nontaxable	167	284	620	974
Federal Home Loan Bank stock	149	1,004	149	2,685
Agency preferred stock	-	313	-	1,621
Federal funds sold and securities
purchased under agreements to resell	35	2,899	1,338	12,294
Deposits with banks	119	42	250	523

Total interest and dividend income	131,647	146,122	398,693	444,484

INTEREST EXPENSE
Time deposits of $100,000 or more	20,224	26,226	65,337	86,398
Other deposits	10,622	17,100	40,196	49,519
Securities sold under agreements to repurchase	16,555	15,174	48,527	44,716
Advances from Federal Home Loan Bank	10,664	11,785	31,781	35,229
Long-term debt	1,067	2,030	3,891	6,889
Short-term borrowings	-	206	24	828

Total interest expense	59,132	72,521	189,756	223,579

Net interest income before provision for credit losses	72,515	73,601	208,937	220,905
Provision for credit losses	76,000	15,800	216,000	43,800

Net interest income after provision for loan losses	(3,485)	57,801	(7,063)	177,105

NON-INTEREST INCOME
Securities gains (losses), net	2,883	(15,313)	52,319	(12,980)
Letters of credit commissions	1,150	1,465	3,159	4,281
Depository service fees	1,272	1,189	3,940	3,636
Other operating income	4,982	4,290	10,964	12,393

Total non-interest income	10,287	(8,369)	70,382	7,330

NON-INTEREST EXPENSE
Salaries and employee benefits	14,410	16,376	46,369	50,643
Occupancy expense	3,999	3,393	12,126	9,918
Computer and equipment expense	2,052	1,848	5,938	6,024
Professional services expense	3,694	3,410	10,021	8,890
FDIC and State assessments	4,464	1,336	15,372	3,172
Marketing expense	669	584	2,153	2,449
Other real estate owned expense (income)	4,135	1,182	20,150	1,806
Operations of affordable housing investments	1,407	2,840	5,255	5,361
Amortization of core deposit intangibles	1,689	1,722	5,089	5,196
Other operating expense	2,288	2,329	7,863	6,970

Total non-interest expense	38,807	35,020	130,336	100,429

(Loss)/income before income tax (benefit)/expense	(32,005)	14,412	(67,017)	84,006
Income tax (benefit)/expense	(14,482)	7,370	(35,362)	30,133
Net (loss)/income	(17,523)	7,042	(31,655)	53,873
Less: net income attributable to noncontrolling interest	(156)	(151)	(457)	(452)
Net (loss)/income attributable to Cathay General Bancorp	(17,679)	6,891	(32,112)	53,421

Dividends on preferred stock	(4,086)	-	(12,249)	-
Net (loss)/income available to common stockholders	$(21,765)	$6,891	$(44,361)	$53,421

Net (loss)/income available to common stockholders per common share:
Basic	$(0.43)	$0.14	$(0.89)	$1.08
Diluted	$(0.43)	$0.14	$(0.89)	$1.08

Cash dividends paid per common share	$0.010	$0.105	$0.195	$0.315
Basic average common shares outstanding	50,183,296	49,441,621	49,758,833	49,392,655
Diluted average common shares outstanding	50,183,296	49,530,272	49,758,833	49,497,171

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	For the three months ended,
(In thousands)	September 30, 2009		September 30, 2008		June 30, 2009

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$7,211,984	5.48%	$7,425,818	6.11%	$7,342,100	5.39%
Taxable investment securities	3,385,904	3.70%	2,484,473	4.42%	3,158,632	3.85%
Tax-exempt investment securities (2)	18,590	5.48%	47,938	7.20%	19,315	6.60%
FHLB stock	71,819	0.82%	64,228	6.22%	71,791	0.00%
Federal funds sold and securities purchased under agreements to resell	104,946	0.13%	188,522	6.12%	3,989	0.10%
Deposits with banks	57,297	0.82%	8,941	1.87%	37,363	0.78%

Total interest-earning assets	$10,850,540	4.82%	$10,219,920	5.70%	$10,633,190	4.88%

Interest-bearing liabilities
Interest-bearing demand deposits	$310,047	0.40%	$268,802	0.57%	$278,944	0.41%
Money market	967,839	1.54%	760,679	1.81%	834,063	1.56%
Savings deposits	338,053	0.21%	337,538	0.31%	328,274	0.21%
Time deposits	5,175,066	2.04%	4,708,290	3.31%	5,064,471	2.50%
Total interest-bearing deposits	$6,791,005	1.80%	$6,075,309	2.84%	$6,505,752	2.18%
Federal funds purchased	163	0.45%	39,842	2.06%	16,747	0.26%
Securities sold under agreements to repurchase	1,556,343	4.22%	1,550,000	3.89%	1,559,302	4.12%
Other borrowed funds	957,558	4.42%	1,157,430	4.05%	962,405	4.40%
Long-term debt	171,136	2.47%	171,136	4.72%	171,136	3.09%
Total interest-bearing liabilities	9,476,205	2.48%	8,993,717	3.21%	9,215,342	2.75%

Non-interest-bearing demand deposits	783,826		788,028		749,573

Total deposits and other borrowed funds	$10,260,031		$9,781,745		$9,964,915
Total average assets	$11,626,641		$10,926,283		$11,385,247
Total average equity	$1,264,864		$1,019,003		$1,300,018

	For the nine months ended,
(In thousands)	September 30, 2009		September 30, 2008

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate(1) (2)
Loans and leases (1)	$7,336,822	5.51%	$7,118,773	6.42%
Taxable investment securities	3,174,308	3.96%	2,404,666	4.69%
Tax-exempt investment securities (2)	20,234	6.30%	58,690	8.49%
FHLB stock	71,800	0.28%	65,283	5.49%
Federal funds sold and securities purchased under agreements to resell	63,300	2.83%	261,613	6.28%
Deposits with banks	42,614	0.78%	13,007	5.37%
Total interest-earning assets	$10,709,078	4.98%	$9,922,032	6.00%

Interest-bearing liabilities
Interest-bearing demand deposits	$283,027	0.40%	$253,380	0.65%
Money market deposits	854,706	1.56%	733,578	1.92%
Savings deposits	325,943	0.22%	335,193	0.39%
Time deposits	5,070,283	2.48%	4,448,113	3.70%
Total interest-bearing deposits	$6,533,959	2.16%	$5,770,264	3.15%
Federal funds purchased	11,220	0.27%	40,299	2.65%
Securities sold under agreements to repurchase	1,565,455	4.14%	1,553,622	3.84%
Other borrowed funds	1,012,015	4.20%	1,149,401	4.10%
Long-term debt	171,136	3.04%	171,136	5.38%
Total interest-bearing liabilities	9,293,785	2.73%	8,684,722	3.44%

Non-interest-bearing demand deposits	757,719		777,664

Total deposits and other borrowed funds	$10,051,504		$9,462,386

Total average assets	$11,461,781		$10,597,770
Total average equity	$1,288,780		$1,014,810
(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)
The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.